Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Antigenics Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-40440, 333-40442, 333-50434, 333-69580, 333-106072, and 333-115984) and on Form S-3 (Nos. 333-118171, 333-149116, and 333-69582) of Antigenics Inc. of our reports dated March 14, 2008, with respect to the consolidated balance sheets of Antigenics Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ (deficit) equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Antigenics Inc.

Our report dated March 14, 2008 on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Boston, Massachusetts

March 14, 2008